================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 8-K/A
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 6, 1997

                            ------------------------

                    POTASH CORPORATION OF SASKATCHEWAN INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                                  SASKATCHEWAN
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                    1-10351
                             (COMMISSION FILE NO.)

                                      N/A
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                       122 - 1ST AVENUE SOUTH, SUITE 500
                    SASKATOON, SASKATCHEWAN, CANADA S7K 7G3
                                  306-933-8500
 (ADDRESS AND TELEPHONE NUMBER OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                      N/A
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

================================================================================

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

     The financial statements of Arcadian Corporation ("Arcadian") required by this item are attached.

(B) PRO FORMA FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

     On March 6, 1997, the Company acquired all of the outstanding shares of Arcadian for cash of $555,145,002 and the issuance of 8,030,236 common shares valued at $573,278,000. The cash consideration was financed by debt. Arcadian is based in Memphis, Tennessee and is a producer of nitrogen and nitrogen products. The acquisition was completed through the merger of Arcadian into a wholly-owned subsidiary of the Company, PCS Nitrogen, Inc.

     The unaudited pro forma consolidated statement of income presented herein gives effect to the acquisition of Arcadian as if the acquisition had occurred on January 1, 1996.

     The unaudited pro forma consolidated statement of income for the year ended December 31, 1996 was prepared by combining the consolidated statement of income of Potash Corporation of Saskatchewan Inc. ("PCS") for the year ended December 31, 1996 with the consolidated statement of income of Arcadian for the year ended December 31, 1996 (both in accordance with US generally accepted accounting principles).

     In addition to the combination of the historical financial statements referred to above, the unaudited pro forma consolidated statement of income reflects certain adjustments to give effect to the acquisition of Arcadian as if it had occurred on January 1, 1996. It also reflects adjustments to give effect to the issuance of long-term debt by PCS in order to finance the acquisition and the prepayment of the First Mortgage Notes and the retirement of the Senior Notes.

     Certain figures from the Arcadian consolidated statement of income have been reclassified to conform to the basis of presentation used in the PCS consolidated statement of income.

     Pro forma adjustments are based on the purchase method of accounting and a preliminary allocation of the purchase price. However, changes to the adjustments included in the unaudited pro forma consolidated statement of income are expected as evaluations of assets and liabilities are completed and additional information becomes available. Accordingly, the final allocated values will differ from the amounts used to calculate the adjustments in the unaudited pro forma consolidated statement of income.

     The unaudited pro forma consolidated statement of income is intended for informational purposes only and is not necessarily indicative of the future results of operations of the combined company that would have actually occurred had the acquisition been in effect for the period presented.

                    POTASH CORPORATION OF SASKATCHEWAN INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
             (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                             PRO FORMA
                                        PCS          ARCADIAN      NOTE     ADJUSTMENTS     CONSOLIDATED
                                     ----------     ----------     ----     -----------     ------------
Net sales..........................  $1,516,394     $1,223,832       8         (20,372)      $ 2,719,854
Cost of goods sold.................   1,073,828        884,777     4,8         (25,709)        1,932,896
                                     ----------     ----------                                ----------
Gross Margin.......................     442,566        339,055                                   786,958
                                     ----------     ----------                                ----------
Research and development...........       1,347         --                                         1,347
Selling and administrative.........     108,175         48,533       5          10,886           167,594
Provincial mining and other
  taxes............................      40,197         --                                        40,197
Other income.......................      (6,645)       (13,785)      2          17,578            (2,852)
                                     ----------     ----------                                ----------
                                        143,074         34,748                                   206,286
                                     ----------     ----------                                ----------
Operating Income...................     299,492        304,307                                   580,672
Interest Expense...................      46,761         59,723     2,3          (3,361)          103,123
                                     ----------     ----------                                ----------
Income Before Income Taxes.........     252,731        244,584                                   477,549
Income Taxes.......................      50,911         83,719       6          (3,552)          131,078
                                     ----------     ----------                                ----------
Net Income.........................  $  201,820     $  160,865                               $   346,471
                                     ==========     ==========                                ==========
Net Income per Share (Note 7)......  $     4.39                                              $      6.41
                                     ==========                                               ==========

                    POTASH CORPORATION OF SASKATCHEWAN INC.

            NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                          (IN THOUSANDS OF US DOLLARS)
                                  (UNAUDITED)

NOTE 1:

     The unaudited pro forma consolidated statement of income for the year ended December 31, 1996 was prepared by combining the consolidated statement of income of Potash Corporation of Saskatchewan Inc. ("PCS") for the year ended December 31, 1996 with the consolidated statement of income of Arcadian Corporation ("Arcadian") for the year ended December 31, 1996 (both in accordance with US generally accepted accounting principles).

     Certain figures from the Arcadian consolidated statement of income have been reclassified to conform to the basis of presentation used in the PCS consolidated statement of income.

     In addition to the combination of the historical financial statements referred to above, the unaudited pro forma consolidated statement of income reflects certain adjustments to give effect to the acquisition of Arcadian as if it had occurred on January 1, 1996. It also reflects adjustments to give effect to the issuance of long-term debt by PCS in order to finance the acquisition and the prepayment of the First Mortgage Notes and the retirement of the Senior Notes.

     Pro forma adjustments are based on the purchase method of accounting and a preliminary allocation of the purchase price. However, changes to the adjustments included in the unaudited pro forma consolidated statement of income are expected as evaluations of assets and liabilities are completed and additional information becomes available. Accordingly, the final allocated values will differ from the amounts used to calculate the adjustments in the unaudited pro forma consolidated statement of income.

     The unaudited pro forma consolidated statement of income is intended for informational purposes only and is not necessarily indicative of the future results of operations of the combined company, or the results of operations of the combined company that would have actually occurred had the acquisition been in effect for the period presented.

NOTE 2:

     The adjustments to interest income and interest expense as a result of the prepayment of the First Mortgage Notes and the retirement of the Senior Notes are as follows:

        Reduction in interest expense....................................    $59,723
        Reduction in interest income.....................................     17,578

NOTE 3:

     The adjustment to record the increased interest expense relating to the issuance of long-term debt was calculated based on additional debt of $939,372 bearing interest at 6%. The resulting increase in interest expense is as follows:

        Additional interest expense......................................    $56,362

                    POTASH CORPORATION OF SASKATCHEWAN INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                          (IN THOUSANDS OF US DOLLARS)
                                  (UNAUDITED)

NOTE 4:

     Depreciation expense has been revised to reflect the values allocated under the purchase method of accounting and an increase in the estimated useful lives. The decrease in depreciation expense is as follows:

        Reduction in depreciation........................................    $ 5,337

NOTE 5:

     Amortization expense has been revised to reflect the value allocated to goodwill under the purchase method of accounting. The amount allocated to goodwill is $532,820 and it is being amortized over 40 years. The increase in amortization expense is as follows:

        Increase in amortization.........................................    $10,886

NOTE 6:

     The provision for income taxes has been revised to reflect the above noted adjustments (except the adjustment to amortization of goodwill). The tax effect has been calculated at an assumed average tax rate of 40%. The reduction in income taxes is as follows:

        Decrease in income taxes.........................................    $ 3,552

NOTE 7:

     Earnings per share have been calculated based on the assumption that the
8.030 million shares issued on the acquisition were outstanding for the full period presented.

        PCS average outstanding shares (in thousands)...................      45,994
        Shares issued on acquisition (in thousands).....................       8,030
                                                                            --------
        Total average outstanding shares (in thousands).................      54,024
                                                                            ========

NOTE 8:

     To eliminate inter-company sales in the amount of $20,372.

NOTE 9:

     A description of the accounting principles which differ significantly from generally accepted accounting principles in Canada (Canadian GAAP) follows:

     Earnings per share: In computing primary earnings per share, under Canadian GAAP, the stock options are not included in the calculation.

     Deferred income taxes: Deferred tax assets have been recognized when their realization is more likely than not. Canadian GAAP would require that deferred tax assets be recognized only to the extent of reducing deferred tax liabilities.

                    POTASH CORPORATION OF SASKATCHEWAN INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                          (IN THOUSANDS OF US DOLLARS)
                                  (UNAUDITED)

     The application of Canadian GAAP, as described above, would have had the following approximate effects on net income and net income per share:

        Net income as reported in the pro forma consolidated statement
          of income.....................................................    $346,471
        Item increasing reported net income
          Deferred income taxes.........................................       5,874
                                                                            --------
        Approximate net income -- Canadian GAAP.........................    $352,345
                                                                            ========
        Weighted average shares outstanding -- Canadian GAAP............      53,567
                                                                            ========
        Net income per share -- Canadian GAAP...........................    $   6.58
                                                                            ========

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          POTASH CORPORATION OF
                                          SASKATCHEWAN INC.

                                          By: /s/ JOHN L.M. HAMPTON
                                              -------------------------
                                          Name: John L.M. Hampton
                                          Title: Senior Vice President,
                                          General Counsel and Secretary

Date: May 15, 1997

                          INDEPENDENT AUDITORS' REPORT

                     ARCADIAN CORPORATION AND SUBSIDIARIES

The Board of Directors
Arcadian Corporation:

     We have audited the consolidated balance sheet of Arcadian Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Arcadian Trinidad Limited, a wholly-owned subsidiary. Those statements reflect total assets at December 31, 1996 and 1995 constituting approximately 30%, and total revenues for each of the years in the three-year period ended December 31, 1996 constituting less than 1%, of the respective consolidated totals, after elimination of intercompany balances and transactions. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Arcadian Trinidad Limited, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arcadian Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            /s/ KPMG Peat Marwick LLP

Memphis, Tennessee
February 12, 1997

                                AUDITORS' REPORT

To the Members of
  ARCADIAN TRINIDAD LIMITED

     We have audited the accompanying balance sheet of Arcadian Trinidad Limited as of 31st December, 1996 and 1995, and the related profit and loss account, shareholders' equity and cash flow statements for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards prevailing in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arcadian Trinidad Limited as of 31st December, 1996 and 1995 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles prevailing in the United States of America.

/s/ COOPERS & LYBRAND

COOPERS & LYBRAND
CHARTERED ACCOUNTANTS

PORT OF SPAIN
TRINIDAD, W.I.
10TH JANUARY, 1997

                     ARCADIAN CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
           (DOLLARS IN THOUSANDS EXCEPT PAR VALUE AND SHARE AMOUNTS)

                                     ASSETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1996           1995
                                                                        ($000)         ($000)
                                                                      ----------     ----------
Current assets:
  Cash and cash equivalents.........................................  $  207,222     $  202,738
  Restricted reserve accounts.......................................      67,842         50,450
  Accounts receivable:
     Trade, net.....................................................     157,512        103,685
     Other..........................................................      11,637          5,811
  Inventories:
     Finished products..............................................      49,671         70,459
     Raw materials and supplies.....................................      81,594         66,308
                                                                      ----------     ----------
          Total inventories.........................................     131,265        136,767
  Other.............................................................       9,675          6,569
                                                                      ----------     ----------
          Total current assets......................................     585,153        506,020
                                                                      ----------     ----------
Property, plant and equipment, net..................................     603,244        606,410
Goodwill, net.......................................................      93,958         96,393
Other, net..........................................................      80,511         61,831
                                                                      ----------     ----------
                                                                      $1,362,866     $1,270,654
                                                                      ==========     ==========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable............................................  $  108,543     $   89,373
  Accrued compensation..............................................      18,094         33,273
  Accrued income taxes..............................................      13,727          3,541
  Other accrued expenses and liabilities............................      32,617         44,621
  Current portion of long-term debt.................................      15,000         15,000
                                                                      ----------     ----------
          Total current liabilities.................................     187,981        185,808
                                                                      ----------     ----------
Long-term debt, less current portion................................     510,000        525,000
Deferred income taxes...............................................     106,666        100,621
Other long-term liabilities.........................................      20,601         22,806
                                                                      ----------     ----------
                                                                         637,267        648,427
                                                                      ----------     ----------
Commitments and contingencies (note 11)
Stockholders' equity:
  Preferred stock, $.01 par value; 50,000,000 shares authorized;
     5,541,281 shares issued and outstanding in 1996; 13,812,500
     shares issued and outstanding in 1995..........................      85,999        214,195
  Common stock, $.01 par value; 150,000,000 shares authorized;
     issued shares (40,452,844 in 1996; 30,489,967 in 1995)
     outstanding shares (38,799,844 in 1996; 30,489,967 in 1995)....         405            305
  Additional paid-in capital........................................     356,436        223,190
  Retained earnings (deficit).......................................     131,293         (1,271)
  Treasury stock, at cost; 1,653,000 common shares in 1996..........     (36,515)            --
                                                                      ----------     ----------
          Total stockholders' equity................................     537,618        436,419
                                                                      ----------     ----------
                                                                      $1,362,866     $1,270,654
                                                                      ==========     ==========

          See accompanying notes to consolidated financial statements.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                           ($000)         ($000)         ($000)
                                                         ----------     ----------     ----------
Net sales............................................... $1,314,003     $1,266,887     $1,100,301
Cost of sales...........................................    965,681        909,338        915,363
                                                         ----------     ----------     ----------
          Gross profit..................................    348,322        357,549        184,938
Selling, general and administrative expenses............     57,800         65,208         52,166
Provision for plant shut-down...........................         --             --         15,500
                                                         ----------     ----------     ----------
          Operating income..............................    290,522        292,341        117,272
Interest expense........................................     59,723         67,217         66,389
Interest income.........................................    (17,578)       (13,090)        (9,951)
Losses on investments...................................         --            138         15,109
Other, net..............................................      3,793            732          1,300
                                                         ----------     ----------     ----------
          Income before non-controlling interest and
            income tax provision........................    244,584        237,344         44,425
                                                         ----------     ----------     ----------
Non-controlling interest................................         --        (82,270)       (43,971)
                                                         ----------     ----------     ----------
          Income before income tax provision............    244,584        155,074            454
Income tax provision (benefit)..........................     83,719         66,824         (9,539)
                                                         ----------     ----------     ----------
          Net income.................................... $  160,865     $   88,250     $    9,993
                                                         ==========     ==========     ==========
          Net income applicable to common shares........ $  147,089     $   80,227     $    8,843
                                                         ==========     ==========     ==========
          Net income per common share................... $     3.48     $     3.08     $     0.55
                                                         ==========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996         1995        1994
                                                               ($000)       ($000)      ($000)
                                                              --------     --------     -------
Cash flows from operating activities:
  Net income................................................. $160,865     $ 88,250     $ 9,993
     Adjustments to reconcile net income to net cash from
       operating activities:
     Depreciation and amortization...........................   69,979       66,647      61,630
     Amortization of deferred financing costs................    2,154        3,290       2,571
     Losses on disposals of property, plant and equipment....    4,395        3,108         397
     Non-controlling interest................................       --       82,270      43,971
     Deferred income taxes...................................    6,045       27,240     (23,143)
     Provision for plant shut-down...........................       --           --      15,500
     Losses on investments...................................       --          138      15,109
     Net changes in operating assets and liabilities:
       Accounts receivable...................................  (59,653)      15,959     (37,907)
       Inventories...........................................    5,502       30,012      (4,582)
       Other current assets..................................   (3,106)         170        (438)
       Accounts payable, accrued expenses and other
          liabilities........................................      (32)       7,066      33,189
       Other, net............................................    1,257        1,598         707
                                                              --------     --------     -------
          Net cash provided by (used for) operating
            activities.......................................  187,406      325,748     116,997
                                                              --------     --------     -------
Cash flows from investing activities:
  Cash portion of merger consideration.......................       --     (214,205)         --
  Purchase of property, plant and equipment..................  (57,272)     (53,255)    (59,234)
  Proceeds from disposals of property, plant and equipment...    2,081        4,157         315
  Rotational plant maintenance costs.........................  (18,141)      (8,305)    (18,107)
  Purchases of investments...................................       --      (36,237)    (33,160)
  Proceeds on sales of investments...........................       --       49,406      72,853
  Increase in restricted reserve accounts....................  (17,392)     (13,819)     (7,369)
  Release of MQD reserve.....................................       --       35,750          --
  Investment in joint venture................................  (11,000)          --          --
                                                              --------     --------     -------
          Net cash provided by (used for) investing
            activities....................................... (101,724)    (236,508)    (44,702)
                                                              --------     --------     -------
Cash flows from financing activities:
  Revolving credit facility, net.............................       --      (61,000)     (7,000)
  Repayment of debt..........................................  (15,000)     (35,886)     (4,158)
  Transaction and financing fees.............................     (700)     (11,872)         (5)
  Proceeds from issuance of common stock.....................   11,531      232,882       2,008
  Cash paid to repurchase common and preferred stock.........  (48,352)         (11)         --
  Cash distributions to non-controlling interest.............       --      (30,786)    (35,750)
  Cash dividends on common stock and preferred stock.........  (28,677)     (30,922)     (7,274)
                                                              --------     --------     -------
          Net cash provided by (used for) financing
            activities.......................................  (81,198)      62,405     (52,179)
                                                              --------     --------     -------
          Total increase (decrease) in cash and cash
            equivalents......................................    4,484      151,645      20,116
  Cash and cash equivalents at beginning of period...........  202,738       51,093      30,977
                                                              --------     --------     -------
  Cash and cash equivalents at end of period................. $207,222     $202,738     $51,093
                                                              ========     ========     =======

          See accompanying notes to consolidated financial statements.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                             NUMBER OF SHARES
                                         ------------------------                           ADDITIONAL  RETAINED    TREASURY
                                         PREFERRED       COMMON      PREFERRED    COMMON    PAID-IN     EARNINGS     STOCK
                                           STOCK         STOCK         STOCK      STOCK     CAPITAL     (DEFICIT)   AT COST
                                         ----------    ----------    ---------    ------    --------    --------    --------
Balance at December 31, 1993............         --    15,568,653    $      --     $157     $ 37,747    $(57,582)   $(37,948)
  Accretion of discount on preferred
    stock...............................         --            --           --       --          (29)        --           --
  Preferred stock dividends.............         --            --           --       --       (1,121)        --           --
  Issuance of common stock..............         --       165,000           --        1        1,599         --           --
  Cash dividends on common stock
    ($0.33/share).......................         --            --           --       --           --     (5,924)          --
  Exercise of warrants and stock
    options.............................         --       123,750           --        1          407         --           --
  Net income for 1994...................         --            --           --       --           --      9,993           --
                                         ----------    ----------    ---------    ------    --------    --------    --------
Balance at December 31, 1994............         --    15,857,403           --      159       38,603    (53,513)     (37,948)
  Issuance of common stock..............         --    15,791,451           --      157      219,671         --           --
  Issuance of preferred stock........... 13,812,500            --      214,195       --           --         --           --
  Preferred stock dividends.............         --            --           --       --           --     (8,023)          --
  Cash dividends on common stock
    ($1.72/share).......................         --            --           --       --           --    (27,985)          --
  Exercise of stock options.............         --       486,451           --        5        2,859         --           --
  Repurchase of 1,500 shares of common
    stock...............................         --            --           --       --           --         --          (11)
  Retirement of 1,645,338 shares of
    common stock held in treasury.......         --    (1,645,338)          --      (16)     (37,943)        --       37,959
  Net income for 1995...................         --            --           --       --           --     88,250           --
                                         ----------    ----------    ---------    ------    --------    --------    --------
Balance at December 31, 1995............ 13,812,500    30,489,967      214,195      305      223,190     (1,271)          --
  Issuance of common stock..............         --     1,774,855           --       18       12,128         --           --
  Preferred stock dividends.............         --            --           --       --           --    (13,776)          --
  Cash dividends on common stock
    ($0.35/share).......................         --            --           --       --           --    (11,856)          --
  Exercise of stock options.............         --       508,845           --        5        2,167         --           --
  Repurchase of 1,653,000 shares of
    common stock........................         --            --           --       --           --         --      (36,515)
  Repurchase of 592,042 shares of
    preferred stock.....................   (592,042)           --       (9,168)      --           --     (2,669)          --
  Exchange of preferred for common...... (7,679,177)    7,679,177     (119,028)      77      118,951         --           --
  Net income for 1996...................         --            --           --       --           --    160,865           --
                                         ----------    ----------    ---------    ------    --------    --------    --------
Balance at December 31, 1996............  5,541,281    40,452,844    $  85,999     $405     $356,436    $131,293    $(36,515)
                                         ==========    ==========    =========    ======    ========    ========    ========


                                           TOTAL
                                          --------
Balance at December 31, 1993............  $(57,626)
  Accretion of discount on preferred
    stock...............................       (29)
  Preferred stock dividends.............    (1,121)
  Issuance of common stock..............     1,600
  Cash dividends on common stock
    ($0.33/share).......................    (5,924)
  Exercise of warrants and stock
    options.............................       408
  Net income for 1994...................     9,993
                                          --------
Balance at December 31, 1994............   (52,699)
  Issuance of common stock..............   219,828
  Issuance of preferred stock...........   214,195
  Preferred stock dividends.............    (8,023)
  Cash dividends on common stock
    ($1.72/share).......................   (27,985)
  Exercise of stock options.............     2,864
  Repurchase of 1,500 shares of common
    stock...............................       (11)
  Retirement of 1,645,338 shares of
    common stock held in treasury.......        --
  Net income for 1995...................    88,250
                                          --------
Balance at December 31, 1995............   436,419
  Issuance of common stock..............    12,146
  Preferred stock dividends.............   (13,776)
  Cash dividends on common stock
    ($0.35/share).......................   (11,856)
  Exercise of stock options.............     2,172
  Repurchase of 1,653,000 shares of
    common stock........................   (36,515)
  Repurchase of 592,042 shares of
    preferred stock.....................   (11,837)
  Exchange of preferred for common......        --
  Net income for 1996...................   160,865
                                          --------
Balance at December 31, 1996............  $537,618
                                          ========

          See accompanying notes to consolidated financial statements.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Arcadian Corporation ("Corporation") was created in 1989 with the acquisition of five previously separate nitrogen fertilizer businesses. From April 1992 to August 1995, the Corporation conducted substantially all of its operations through a master limited partnership, Arcadian Partners, L.P. ("Partners") and its subsidiaries (collectively "Partnership"). The Corporation created the Partnership and held a 2% general partner interest as well as a 43% limited partner interest; a 55% limited partner interest ("Non-Controlling Interest") was represented by publicly traded preference units. As more fully described in Note 2, the Corporation effectively acquired all of the preference units of Partners in August 1995 as part of a series of transactions referred to as the "1995 Merger". For all periods presented, Partners and its subsidiaries, including its operating partnership, Arcadian Fertilizer, L.P. ("Fertilizer"), along with other less significant subsidiaries of the Corporation, have been consolidated with the Corporation and are collectively referred to herein as "Arcadian". All intercompany balances and transactions have been eliminated in consolidation.

     Arcadian produces a variety of nitrogen and phosphate fertilizers and nitrogen chemicals and sells product throughout the United States and internationally. Arcadian's customers vary in size and typically participate in agricultural and intermediate industrial chemical businesses. Credit is extended based on an evaluation of the customer's financial condition, and generally, collateral or other forms of security are not required. Expected credit losses have been provided for in the financial statements.

     Arcadian's management has made a number of estimates and assumptions (relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities) to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Cash Equivalents

     Arcadian considers highly liquid investments with an original maturity of three months or less to be cash equivalents, except for those which are part of the restricted reserve accounts.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using principally the first-in, first-out (FIFO) method. The cost of finished goods includes raw materials, direct labor, plant operating overhead, certain plant to terminal freight and terminal distribution costs. Finished goods also include the net effect of product exchange agreements with other fertilizer producers. Raw materials inventories also include spare parts, maintenance supplies, catalyst, and margin requirements related to derivative financial instruments ("derivatives") discussed below.

     Arcadian uses derivatives for a portion of its natural gas requirements to manage its exposure to commodity price risk in the purchases of natural gas, Arcadian's primary raw material. These activities have been designated as hedging activities by Arcadian and are accounted for as such. Arcadian hedges for both committed and anticipated purchases of natural gas. Increases (decreases) in the fair value of derivatives generally offset changes in the spot market prices of natural gas, and therefore allow Arcadian to establish a determinable fixed cost for this raw material.

     Gains or losses resulting from changes in the fair value of hedging transactions which have not yet been settled are not recognized as they generally relate to changes in the spot price of anticipated natural gas purchases. Gains or losses arising from settled hedging transactions are deferred as a component of finished goods inventory until the product containing the hedged item is sold, at which time both the natural gas purchase cost and the related hedging deferral are recorded as cost of sales. Arcadian regularly evaluates its

                     ARCADIAN CORPORATION AND SUBSIDIARIES
unrecognized or deferred gains and losses on derivatives from a net realizable value of inventory perspective and establishes appropriate reserves, if necessary.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost. Normal maintenance and repairs are charged to expense as incurred. Major improvements and betterments are capitalized.

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from five to 20 years. Leasehold improvements are amortized over their estimated useful lives or the related primary lease terms, whichever are shorter.

  Goodwill

     Goodwill is amortized on a straight-line basis over 40 years. The Corporation assesses the recoverability of this intangible asset based on estimated undiscounted future operating cash flows.

  Other Assets

     Rotational plant maintenance costs, which consist primarily of planned major maintenance projects performed on a periodic basis (also known as "turnarounds"), are capitalized when incurred and are amortized over the anticipated periods until the next scheduled rotational plant maintenance which ranges from two to four years.

     Financing costs are capitalized and amortized over the terms of the related debt.

  Income Taxes

     Income taxes have been provided for in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that deferred tax assets will be realized through the generation of future taxable income.

     Foreign withholding taxes, which relate to Trinidad taxes on interest payments by Trinidad subsidiaries on intercompany debt for which foreign tax credits are not allowed, are included in income tax provision in the accompanying consolidated statement of operations.

  Net Income Per Common Share

     For purposes of computing net income per common share in 1996 and 1995, the conversion of Preferred Stock, which is a common stock equivalent because of its mandatory conversion feature, is assumed when such conversion is dilutive. If such conversion is antidilutive, the conversion of such shares is not assumed, and net income applicable to common shares is therefore reduced by dividends on the Preferred Stock. The assumed conversion in 1996 and 1995 of the Preferred Stock had a dilutive effect. Warrants and options are common stock equivalents. Common and common equivalent shares outstanding were 46,165,555; 28,676,102; and 16,148,586 for years ended December 31, 1996, 1995 and 1994, respectively.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

  Foreign Currency Translation

     The functional currency of Arcadian's Trinidad operations is the U.S. dollar. Monetary assets and liabilities denominated in local currency are translated at year-end exchange rates and monetary income and expense accounts denominated in local currency are translated at average exchange rates for the period. Adjustments resulting from translating local currency denominated accounts are included in results of operations. Aggregate foreign currency gains and losses recognized during the periods presented were immaterial.

  New Accounting Pronouncements

     Arcadian adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on Arcadian's financial position, results of operations, or liquidity.

     Prior to January 1, 1996, Arcadian accounted for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, Arcadian adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock-based compensation grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Arcadian has elected to continue to apply the provisions of APB Opinion No. 25; the pro forma disclosure provisions of SFAS No. 123 are not presented herein because the pro forma effects on earnings and earnings per share were not material.

  Reclassifications

     Certain amounts have been reclassified to conform to current year presentation.

(2) 1995 MERGER

     On August 9, 1995, the Corporation completed its acquisition of all of the outstanding preference units of Partners by means of the merger of the Corporation with and into Partners ("1995 Merger"). In exchange for each outstanding preference unit, the holders received consideration consisting of
(1) cash in the amount of $14.50, (2) 0.935 share of the Corporation's Preferred Stock, and (3) the accrued but unpaid minimum quarterly distribution ("MQD") on the preference units from July 1 through August 9, 1995, in the amount of $.269 per preference unit. The 1995 Merger was accounted for using the purchase method of accounting. The excess of the aggregate consideration ($428 million) over the Corporation's carrying value for Non-Controlling Interest at the date of the 1995 Merger ($331 million) was recorded as goodwill. The cash portion of the consideration paid by the Corporation was provided primarily by a concurrent public offering of 15,558,824 shares of its Common Stock at a price of $15.50 per share. Net sales and net income on a pro forma basis, assuming the 1995 Merger and public offering had occurred as of January 1, 1994, would have been $1.1 billion and $45 million for 1994 and $1.3 billion and $143 million for 1995, respectively.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

(3) RESERVE ACCOUNTS

     At December 31, 1996, restricted reserve accounts of $68 million were comprised of a $31 million Cash Collateral Account for the benefit of the holders of the First Mortgage Notes, a $19 million Debt Service Reserve Account for the benefit of the holders of the 10 3/4% Series B Notes due 2005 ("Senior Notes"), a $2 million Cash Reserve Account maintained by Fertilizer for the benefit of the First Lessor (see Note 11), and a $16 million Cash Reserve Account maintained by Fertilizer for the benefit of the Second Lessor (see Note
11). At December 31, 1996, restricted reserve accounts consisted of $68 million in mutual funds which invest primarily in commercial paper and money market instruments.

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1996         1995
                                                                      ($000)       ($000)
                                                                     --------     --------
    Land and improvements..........................................  $ 18,525     $ 18,531
    Buildings and improvements.....................................    44,556       44,812
    Machinery and equipment........................................   770,975      699,945
    Furniture and equipment........................................     6,391        5,938
    Construction in progress.......................................    28,692       54,090
                                                                     --------     --------
                                                                      869,139      823,316
    Less accumulated depreciation..................................   265,895      216,906
                                                                     --------     --------
                                                                     $603,244     $606,410
                                                                     ========     ========

(5) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1996         1995
                                                                      ($000)       ($000)
                                                                     --------     --------
    First Mortgage Notes...........................................  $185,000     $200,000
    Senior Notes...................................................   340,000      340,000
    Revolving credit facility......................................        --           --
                                                                     --------     --------
                                                                      525,000      540,000
    Less current portion...........................................    15,000       15,000
                                                                     --------     --------
                                                                     $510,000     $525,000
                                                                     ========     ========

     The First Mortgage Notes are payable in varying annual principal installments beginning in 1996, have a final maturity in 2012, and bear interest, which is payable quarterly, at rates ranging from 9.09% to 10.10% per annum (with a weighted average interest rate in 1996 of 9.66%). The First Mortgage Notes are secured by substantially all of the property, plant and equipment of Fertilizer, as well as by the Cash Collateral Account. See Note 14 regarding the 1997 Merger.

     The Senior Notes rank pari passu in right of payment with all other existing and future senior debt of the Partnership and senior in right of payment of any future subordinated debt of the Partnership. Because the Partnership conducts operations through its subsidiaries, the Senior Notes are structurally subordinated to all debt and other obligations of the subsidiaries. The Senior Notes are redeemable, in whole or in part, beginning on May 1, 1998. A sinking fund will provide for the mandatory redemption of the Senior Notes, at the annual

                     ARCADIAN CORPORATION AND SUBSIDIARIES
rate of 20% of the aggregate principal amount of the Senior Notes, beginning on May 1, 2001, and continuing until the entire issue is retired on May 1, 2005. In addition, the Senior Noteholders effectively have a put option, triggered by a change in control (as defined), which if exercised, would require the repurchase of the Senior Notes at 101% of par. The Senior Notes indenture contains certain covenants that, among other things, restrict the ability of Partners and certain of its subsidiaries, under certain circumstances, to create liens, incur or guarantee debt, make distributions, sell certain equity interests or assets, and engage in certain other transactions. See Note 14 regarding the 1997 Merger.

     Fertilizer has a $100 million revolving credit facility from a commercial bank. Fertilizer uses the revolving credit facility to provide working capital and credit support for operating activities in the form of letters of credit (see Note 11). At December 31, 1996, there was no outstanding balance on the revolving credit facility, and the amount available for borrowing in the form of loans and letters of credit, after considering outstanding and committed letters of credit of $43 million, was $57 million. The revolving credit facility is secured primarily by inventories and accounts receivable, and bears interest, which is payable quarterly, based on reserve-adjusted LIBOR plus a margin of 1.25%. An alternative interest rate is available based on the agent's base lending rate. The revolving credit facility matures in 1999 but can be extended annually for one-year periods at the option of the bank.

     Maturities of long-term debt as of December 31, 1996, are as follows:

    Years Ending December 31,                                                     ($000)
                                                                                 --------
      1997...................................................................... $ 15,000
      1998......................................................................   15,000
      1999......................................................................   17,500
      2000......................................................................   17,500
      2001......................................................................   85,500
      Thereafter................................................................  374,500
                                                                                 --------
                                                                                 $525,000
                                                                                 ========

(6) PREFERRED STOCK

     The Corporation has 50 million shares of $.01 par value preferred stock authorized, 16,500,000 of which have been designated as Mandatorily Convertible Preferred Stock, Series A ("Preferred Stock"). On August 9, 1995, in conjunction with the 1995 Merger, the Corporation issued 13,812,500 shares of Preferred Stock.

     In 1996, the Corporation repurchased approximately 592,000 shares of Preferred Stock at an aggregate cost of approximately $12 million, including an aggregate premium of approximately $3 million above their original issue price.

     In 1996, approximately 7,679,000 shares of Preferred Stock were converted into a like number of shares of Common Stock pursuant to a charter amendment that gave the holders of Preferred Stock the opportunity to convert their shares into Common Stock. Shares of Preferred Stock not converted continue to have exactly the same rights as they had prior to the optional conversion period.

     The Preferred Stock ranks senior to the Common Stock in the payment of dividends and liquidation, has voting rights, pays a cumulative quarterly dividend at an annual rate of $1.4725 per share until August 9, 1998 ("Mandatory Conversion Date"), and has a liquidation preference of approximately $86 million ($15.50 per share) plus any accrued but unpaid dividends thereon. The Preferred Stock converts automatically into Common Stock, on a share-for-share basis, on the Mandatory Conversion Date. The Corporation may also cause the conversion of the outstanding Preferred Stock into Common Stock upon certain mergers or consolidations of the Corporation. The Corporation has the option to redeem the Preferred Stock, in whole or

                     ARCADIAN CORPORATION AND SUBSIDIARIES
in part, in exchange for a combination of cash and/or shares of Common Stock having a value equal to the sum of $22.475 per share and an amount equal to $1.3175 per share per annum from the date of the redemption to the Mandatory Conversion Date. See Note 14 regarding the 1997 Merger.

(7) COMMON STOCK

     In February 1996, the Corporation completed an underwritten public offering of 2.4 million shares of Common Stock on behalf of certain holders of Common Stock and warrants to purchase Common Stock. The Corporation received net proceeds of $4 million from the exercise of warrants and $5 million from the issuance of an additional 0.2 million shares upon the exercise of the underwriters' over-allotment option.

     Arcadian has a Stock Option Plan for key employees which provides for the granting of incentive and nonqualified options to purchase up to 2,025,000 shares of Common Stock. The options have effective dates ranging from May 1990 to June 1996, vest ratably over the three years following the effective date, and will expire ten years from their respective effective dates. At December 31, 1996, there were approximately 54,000 shares available for grant under the Stock Option Plan.

     The following table summarizes option activity for the years 1994, 1995 and 1996:

                                                                                   AVERAGE
                                                                                  PER SHARE
                                                                    SHARES       OPTION PRICE
                                                                   ---------     ------------
    BALANCE AT JANUARY 1, 1994...................................  1,491,201        $ 4.37
    Options granted..............................................    336,000          7.04
    Options exercised............................................   (105,000)         3.33
    Options terminated...........................................    (75,003)         7.10
                                                                   ---------
    BALANCE AT DECEMBER 31, 1994.................................  1,647,198          4.86
    Options granted..............................................     69,000         10.33
    Options exercised............................................   (486,451)         3.61
    Options terminated...........................................    (18,501)         7.59
                                                                   ---------
    BALANCE AT DECEMBER 31, 1995.................................  1,211,246          5.63
    Options granted..............................................     87,500         20.78
    Options exercised............................................   (508,845)         4.27
    Options terminated...........................................     (1,000)        10.33
                                                                   ---------
    BALANCE AT DECEMBER 31, 1996.................................    788,901          8.18
                                                                   =========
    Exercisable at December 31, 1994.............................  1,324,500        $ 3.76
    Exercisable at December 31, 1995.............................    973,749        $ 4.56
    Exercisable at December 31, 1996.............................    598,401        $ 5.97

     The following table summarizes options outstanding at December 31, 1996:

                                          OPTIONS OUTSTANDING
                            -----------------------------------------------
                                       WEIGHTED-AVERAGE                            OPTIONS EXERCISABLE
          RANGE                            YEARS OF                            ----------------------------
            OF                            REMAINING        WEIGHTED-AVERAGE                WEIGHTED-AVERAGE
     EXERCISE PRICES        SHARES     CONTRACTUAL LIFE     EXERCISE PRICE      SHARES      EXERCISE PRICE
--------------------------  -------    ----------------    ----------------    --------    ----------------
$3.33.....................  303,050         3.3                 $ 3.33          303,050         $ 3.33
$5.03 -- $7.33............   62,851         5.3                 $ 5.23           62,851         $ 5.23
$8.33 -- $10.33...........  335,500         6.9                 $ 9.83          232,500         $ 9.61
$19.75 -- $22.50..........   87,500         9.6                 $20.78               --             --
                            -------         ---                 ------          -------         ------
$3.33 -- $22.50...........  788,901         5.7                 $ 8.18          598,401         $ 5.97
                            =======         ===                 ======          =======         ======

                     ARCADIAN CORPORATION AND SUBSIDIARIES

     Arcadian has reserved approximately 5.5 million shares of Common Stock for issuance upon the conversion of the Preferred Stock, approximately .8 million shares for issuance upon the exercise of options granted under the Stock Option Plan, approximately .5 million shares for issuance upon the exercise of warrants, and approximately .5 million shares for issuance under a restricted stock plan.

(8) FOREIGN OPERATIONS

     Geographic segment information, in millions of dollars, is as follows:

                                                            U.S.      TRINIDAD     CONSOLIDATED
                                                           ------     --------     ------------
    1996
    Sales to unaffiliated customers....................... $1,310       $  4          $1,314
    Sales between geographic areas........................     --        228              --
    Operating income......................................    208         83             291
    Identifiable assets...................................    927        436           1,363
    1995
    Sales to unaffiliated customers....................... $1,263       $  4          $1,267
    Sales between geographic areas........................     --        227              --
    Operating income......................................    198         94             292
    Identifiable assets...................................    906        365           1,271
    1994
    Sales to unaffiliated customers....................... $1,096       $  4          $1,100
    Sales between geographic areas........................     --        151              --
    Operating income......................................     72         45             117
    Identifiable assets...................................    815        304           1,119

     Transfer prices for sales between geographic affiliates approximate prices charged to unaffiliated customers less Fertilizer's estimated costs for marketing and distribution efforts.

(9) INCOME TAXES

     The income tax provision (benefit) consisted of the following:

                                                               1996       1995       1994
                                                              ($000)     ($000)     ($000)
                                                             --------    -------    -------
    Current:
      U.S. Federal.........................................  $ 45,430    $18,768    $10,002
      U.S. State...........................................     6,547      2,757      1,363
      Foreign..............................................    25,697     18,059      2,238
                                                             --------    -------    -------
                                                               77,674     39,584     13,603
                                                             --------    -------    -------
    Deferred:
      U.S. Federal.........................................    16,607     22,217    (15,778)
      Foreign..............................................   (10,562)     5,023     (7,364)
                                                             --------    -------    -------
                                                                6,045     27,240    (23,142)
                                                             --------    -------    -------
                                                             $ 83,719    $66,824    $(9,539)
                                                             ========    =======    =======

                     ARCADIAN CORPORATION AND SUBSIDIARIES

Income taxes in 1996, 1995 and 1994, differed from the amount calculated using the U.S. statutory rate (35%, 35% and 34%, respectively) for the following reasons:

                                                               1996       1995       1994
                                                              ($000)     ($000)     ($000)
                                                              -------    -------    -------
    Income tax at U.S. statutory rate.......................  $85,605    $54,276    $   154
    Domestic state income taxes, net of federal benefit.....    5,266      1,792         18
    Foreign subsidiaries -- withholding taxes and rate
      differentials.........................................    2,239      4,446      5,020
    Non-controlling interest share of foreign income
      taxes.................................................       --      7,238     10,219
    Adjustment to deferred taxes for decrease in foreign tax
      rate..................................................   (4,586)        --     (8,635)
    Change in valuation allowance...........................       97     (6,326)    (9,990)
    Other, net..............................................   (4,902)     5,398     (6,325)
                                                              -------    -------    -------
                                                              $83,719    $66,824    $(9,539)
                                                              =======    =======    =======

     The tax effect of temporary differences that give rise to significant portions of the net deferred tax liability as of December 31, 1996 and 1995, are as follows:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1996         1995
                                                                      ($000)       ($000)
                                                                     --------     --------
    Deferred tax asset:
      Loss and credit carryforwards................................  $  5,219     $  3,864
      Compensation related.........................................    10,923        5,355
      Other........................................................     9,096        4,464
                                                                     --------     --------
      Gross deferred tax asset.....................................    25,238       13,683
      Less valuation allowance.....................................    (3,101)      (3,004)
                                                                     --------     --------
      Net deferred tax asset.......................................    22,137       10,679
                                                                     --------     --------
    Deferred tax liability:
      Basis difference in fixed assets.............................    93,309       83,564
      Other........................................................    35,494       27,736
                                                                     --------     --------
      Gross deferred tax liability.................................   128,803      111,300
                                                                     --------     --------
      Net deferred tax liability...................................  $106,666     $100,621
                                                                     ========     ========

     Of the December 31, 1996 and 1995, net deferred tax liability amounts above $40 million and $50 million, respectively, related to Trinidad.

     Arcadian has not recognized a deferred tax liability for foreign withholding taxes on undistributed earnings of the Trinidad subsidiaries, as it is currently management's intent not to repatriate Trinidad profits in the foreseeable future. Cumulative undistributed earnings total approximately $133 million at December 31, 1996; the related withholding tax would approximate $13 million. Arcadian's intention is to permanently reinvest these earnings at least until such time as they can be repatriated without a material incremental tax cost.

(10) EMPLOYEE BENEFIT PLANS

  Pension Plans

     Arcadian has defined benefit pension plans covering essentially all employees. Participation and benefit accrual are based on future service, with past service counting for purposes of vesting and eligibility for benefits. Pension cost is funded at amounts equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

     Information regarding the pension plans for Arcadian's Trinidad employees is included following the information on Arcadian's domestic pension plans.

     The following table sets forth the funded status under the U.S. pension plans:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1996         1995
                                                                      ($000)       ($000)
                                                                     --------     --------
    Accumulated benefit obligation, including vested benefits of
      $24,310 and $24,802 at December 31, 1996 and 1995............  $ 27,001     $ 27,324
                                                                     --------     --------
    Projected benefit obligation for service rendered to date......    37,488       36,738
    Plan assets at fair value......................................   (31,801)     (26,096)
                                                                     --------     --------
    Projected benefit obligation in excess of plan assets..........     5,687       10,642
    Unrecognized net gain (loss)...................................    (3,458)      (7,507)
    Unrecognized prior service cost................................       392          459
    Additional minimum liability...................................        23           47
                                                                     --------     --------
    Unfunded accrued pension cost..................................  $  2,644     $  3,641
                                                                     ========     ========

     Pension plan assets are invested in a master investment fund which has various investments consisting primarily of domestic and foreign equity securities and corporate bonds.

     At December 31, 1996 and 1995, the settlement rate used in determining the actuarial present value of the projected benefit obligation was 7.5%. At December 31, 1996 and 1995, the weighted average rate of increase in future compensation levels was approximately 6%.

     The following table sets forth amounts recognized in Arcadian's financial statements under the U.S. pension plans:

                                                                      DECEMBER 31,
                                                             ------------------------------
                                                              1996        1995        1994
                                                             ($000)      ($000)      ($000)
                                                             -------     -------     ------
    Net pension cost included the following components:
      Service cost -- benefits earned during the period....  $ 2,466     $ 2,127     $2,475
      Interest cost on projected benefit obligation........    2,708       2,241      2,013
      Actual return on plan assets.........................   (2,992)     (3,227)      (645)
      Net amortization and deferral........................      818       1,157       (977)
                                                             -------     -------     ------
         Net pension cost..................................  $ 3,000     $ 2,298     $2,866
                                                             =======     =======     ======

     The following sets forth assumptions used in developing the pension cost:

                                                                   1996      1995      1994
                                                                   ----      ----      ----
      Settlement rate............................................  7.50%     8.25%     7.25%
      Expected long-term rate of return..........................  9.00%     9.00%     9.00%
      Weighted average rate of increase in future compensation
         levels..................................................  6.00%     6.00%     6.00%

     The Trinidad operations have contributory defined benefit pension plans covering essentially all employees. Participation and benefit accrual are based essentially on future service, with past service counting for purposes of vesting and eligibility for benefits.

     At December 31, 1996 and 1995, the accumulated benefit obligation of the Trinidad pension plans was $6 million and $5 million, respectively, with such benefits being nearly fully vested. Plan assets at fair value as

                     ARCADIAN CORPORATION AND SUBSIDIARIES
of December 31, 1996 and 1995, were approximately $22 million and $19 million, respectively, and were invested primarily in local government and other bonds, local mortgages and mortgage-backed securities, fixed income deposits and cash. The projected benefit obligation for service rendered to date at December 31, 1996 and 1995, was approximately $11 million and $9 million, respectively, and unrecognized net gains and losses were negligible. At December 31, 1996 and 1995, the settlement rate used in determining the actuarial present value of the projected benefit obligation was 8.5%, and for the periods ended December 31, 1996 and 1995, the expected long-term rate of return on assets was 9.5%. Prepaid pension assets of $10 million and $9 million at December 31, 1996 and 1995, respectively, are classified as other assets in the accompanying consolidated balance sheet. Net pension cost (credit) during the periods ended December 31, 1996, 1995 and 1994, was approximately $(0.4) million, $(0.4) million and $(0.5) million, respectively.

  Postretirement Plans

     Arcadian provides certain health care and life insurance benefits for retired employees. The cost of postretirement benefits is recognized on an accrual basis as employees perform services to earn the benefits.

     The following table sets forth the funded status under the postretirement plans:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1996        1995
                                                                       ($000)      ($000)
                                                                       -------     -------
    Accumulated postretirement benefit obligation:
      Retirees........................................................ $ 4,384     $ 3,606
      Active plan participants eligible to retire.....................   3,395       2,986
      Other active plan participants..................................   6,275       5,550
                                                                       -------     -------
                                                                        14,054      12,142
    Unrecognized prior service cost...................................     (61)         --
    Unrecognized net gain (loss)......................................  (3,484)     (2,784)
    Unrecognized transition obligation................................  (4,395)     (4,670)
                                                                       -------     -------
    Unfunded accrued post retirement cost............................. $ 6,114     $ 4,688
                                                                       =======     =======

     At December 31, 1996 and 1995, the settlement rate used in determining the actuarial present value of the accumulated postretirement benefit obligation ("APBO") was 7.5%. For measurement purposes, a 6.0% annual rate of increase in per capita cost of covered health care benefits was assumed for 1996 and 1995; the rate was assumed to decrease gradually to 4.5% for 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported, and increasing the assumed health care cost trend rates by 1% in each year would increase the APBO as of December 31, 1996, by $2 million and the aggregate of the service and interest cost components of net periodic cost for the year then ended by $.2 million.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

     The following table sets forth amounts recognized in Arcadian's financial statements under the postretirement plans:

                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ($000)     ($000)     ($000)
                                                               ------     ------     ------
    Net postretirement cost included the following components:
      Service cost -- benefits earned during the period....... $  484     $  396     $  544
      Interest cost on accumulated postretirement benefit
         obligation...........................................    991        847        944
      Amortization of net loss from prior periods.............    155         21        102
      Amortization of unrecognized prior service cost.........      5         --         --
      Amortization of transition obligation...................    275        275        433
                                                               ------     ------     ------
              Net postretirement cost......................... $1,910     $1,539     $2,023
                                                               ======     ======     ======

     The following sets forth assumptions used in developing the net postretirement cost:

                                                                 1996      1995      1994
                                                                ($000)    ($000)    ($000)
                                                                ------    ------    ------
    Settlement rate............................................. 7.50%     8.25%     7.25%
    Subsequent rate of increase in per capita cost of
      covered health care benefits.............................. 6.00%     6.00%     6.00%

  Employee Stock Ownership Plan

     Arcadian has an Employee Stock Ownership Plan ("ESOP") in which essentially all employees participate. Arcadian is committed to making annual contributions to the ESOP at least equal to 4% of covered compensation. ESOP expense has been approximately $2 million for all years presented.

  SAR Plan

     Arcadian has a Stock Appreciation Rights Plan ("SAR Plan") for key employees which authorizes the granting of 825,000 units of stock appreciation rights ("SARs"). The SARs generally vest over a three-year period and are generally exercisable for ten years. The SARs have effective dates ranging from January 1993 to June 1996.

     The following table summarizes SAR activity:

                                                             1996        1995        1994
                                                           --------     -------     -------
    SARs outstanding January 1............................  812,787     812,787     375,000
    SARs granted..........................................   10,000          --     450,000
    SARs exercised........................................ (595,990)         --          --
    SARs cancelled........................................   (7,190)         --     (12,213)
                                                           --------     -------     -------
    SARs outstanding December 31..........................  219,607     812,787     812,787
                                                           ========     =======     =======
    SARs vested December 31...............................  199,607     521,858     125,000
                                                           ========     =======     =======

     SARs exercised during 1996 were priced at $3.33 per unit (300,000 units), $5.03 per unit (75,000 units) and $6.67 per unit (220,990 units). SARs outstanding at December 31, 1996 were priced at $6.67 per unit (209,607 units) and $10.00 per unit (10,000 units). As a result of the August 1995 initial public offering, a triggering event occurred under the SAR Plan allowing the exercise of SARs. During 1996 and during 1995 (following the triggering event), Arcadian accrued $4 million and $12 million of compensation expense, respectively, for the SAR Plan.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

  Profit Sharing Plan

     Arcadian has a Profit Sharing Plan covering essentially all employees which is based primarily on annual financial performance of Arcadian, performance measures of employees, and certain other conditions. Annual profit sharing plan targets, pay-out thresholds and other components are determined at the discretion of the Compensation Committee of the Board of Directors. During 1996, 1995 and 1994, profit sharing expenses totaled $12 million, $22 million and $6 million, respectively; the amounts are included in accrued expenses at the respective year-ends.

(11) COMMITMENTS AND CONTINGENCIES

  Leases

     Arcadian leases certain of its office space, certain ammonia plants in Trinidad, storage terminals, ocean-going transportation vessels, railcars and equipment. Total rental expense for the years ended December 31, 1996, 1995, and 1994, was approximately $35 million, $25 million and $24 million, respectively.

     In June 1995, Arcadian entered into a lease agreement with an unaffiliated entity ("First Lessor") with respect to an ammonia plant constructed at the Trinidad plant site. The annual lease payments are approximately $6 million. The initial five-year lease term is renewable for an additional five-year term, subject to certain conditions. If the lease is not renewed in 2000 or is otherwise terminated, a subsidiary of Arcadian may be required to make a residual termination payment equal to 85% of the estimated $79 million total cost of the project. Arcadian is required, during the initial lease term, to make semi-annual deposits aggregating approximately $13 million to a cash reserve account maintained for the benefit of the First Lessor. Also, Arcadian is required to maintain an approximate $35 million letter of credit for the benefit of the First Lessor during the initial lease term. In addition, the Corporation has an option to purchase the plant during the term of the lease for a price approximating its fair market value at the date of exercise. The plant became operational in the second quarter of 1996.

     In March 1996, Arcadian entered into a lease agreement with an unaffiliated entity ("Second Lessor") with respect to an ammonia plant to be constructed at the Trinidad plant site ("Second Trinidad Plant Lease"). Upon completion of construction, the Second Lessor will lease the plant to a subsidiary of Arcadian. The annual lease payments under the Second Trinidad Plant Lease are expected to be approximately $21 million. The initial seven-year lease term is renewable for an additional five-year term, subject to certain conditions. If the Second Trinidad Plant Lease is not renewed or is otherwise terminated, a subsidiary of Arcadian may be required to make a residual termination payment equal to 84.5% of the estimated $285 million total cost of the project. Arcadian is required, during the construction period, to maintain a cash reserve account for the benefit of the Second Lessor equal to 10% of the construction costs incurred. Upon completion of construction, Arcadian will be required to make additional semi-annual deposits to the cash reserve account, through the end of the initial lease term, aggregating 40% of the estimated $285 million cost of the plant. In addition, Arcadian has an option to purchase the plant during the term of the Second Trinidad Plant Lease for a price approximating its fair market value at the date of exercise. The plant is expected to be operational in early 1998. The expected annual lease payments are not included in the following minimum commitments information.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

     Minimum commitments under noncancellable operating leases and noncancellable storage and handling agreements as of December 31, 1996, are as follows:

    Years Ending December 31,                                                    ($000)
                                                                                --------
      1997..................................................................... $ 35,699
      1998.....................................................................   32,000
      1999.....................................................................   30,130
      2000 (excluding the possible termination payment to the First Lessor)....   25,466
      2001.....................................................................   12,846
      Thereafter...............................................................   18,390
                                                                                --------
                                                                                $154,531
                                                                                ========

  Derivatives

     In addition to physical spot and term purchases, Arcadian at times employs futures, swaps and option agreements to establish the cost on a portion of its natural gas requirements. These instruments are intended to hedge the future cost of committed and anticipated natural gas purchases for its domestic plants. Under these arrangements, Arcadian receives or makes payments based on the differential between a specified price and the actual spot price of natural gas. Arcadian has certain available lines of credit which are utilized to reduce cash margin requirements to maintain the derivatives. At December 31, 1996, available off-balance sheet lines of credit totaled approximately $43 million and approximately $5 million of such lines of credit were utilized at that date. Cash margin requirements in excess of available lines of credit which have been advanced as of December 31, 1996 and 1995, totaled $12 million and $5 million, respectively, and are included in inventory.

     As of December 31, 1996, Arcadian had derivatives qualifying for deferral in the form of futures and swaps. The futures represented a notional amount of 19 million MMBtus with maturities in 1997 through 1998. The swaps represented a notional amount of 64 million MMBtus with maturities in 1997 through 2001. As of December 31, 1996, Arcadian had deferred approximately $5.3 million in gains arising from settled hedging transactions which are included as a component of finished goods inventory.

     During the years ended December 31, 1996, 1995, and 1994, the net cost of natural gas (which is included in cost of sales) has been increased (decreased) from the use of derivatives by $(41) million, $15 million and $37 million, respectively.

     Arcadian is exposed to credit losses in the event of nonperformance by the counterparties to its natural gas swap agreements. Arcadian anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. Arcadian does not obtain collateral to support financial instruments but monitors the credit standing of the counterparties.

  Lake Charles Plant

     In connection with an incident at its Lake Charles plant in 1992, Arcadian is contesting penalties proposed by the United States Occupational Safety and Health Administration ("OSHA") totaling $4.35 million. On February 19, 1997, an administrative law judge of the Occupational Safety and Health Review Commission issued a decision finding that Arcadian had committed a willful violation of the federal Occupational Safety and Health Act and assessing a penalty of $50,000. Arcadian is studying the judge's decision and has not yet determined whether to appeal. Other phases of the OSHA proceeding have generally been favorable to Arcadian. While Arcadian and legal counsel anticipate that any civil penalty ultimately paid will be substantially less than the remaining $4.35 million penalty proposed by OSHA, they cannot predict with certainty the outcome of this proceeding.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

     In September 1996, Arcadian's liability insurers negotiated preliminary settlements of substantially all of the civil litigation arising from the Lake Charles incident. The settlements, which in the aggregate are within the policy limits of Arcadian's liability insurance, are subject to the negotiation and execution of definitive settlement agreements and, with respect to the class action civil litigation, approval as to fairness by the court. There remain three lawsuits against Arcadian arising from the incident, which were brought by former employees at the Lake Charles plant who allege that they were wrongfully terminated following the incident. Management and legal counsel believe that these lawsuits are without merit, and that there will be no material adverse effect on Arcadian upon their resolution.

  Port Authority of New York and New Jersey

     On March 13, 1996, Arcadian, two other nitrogen producers, and up to 30 unidentified parties were named as defendants in a lawsuit filed in the name of the Port Authority of New York and New Jersey (the "Port Authority") in New Jersey state court. The lawsuit was actually filed by attorneys hired by the Port Authority's subrogated insurance carriers. The Port Authority's insurers are seeking to recover damages allegedly incurred as a result of the explosion at the World Trade Center in New York City on February 26, 1993. The Port Authority's insurers allege in their complaint that the two other named defendants and one or more unidentified parties (as manufacturers of ammonium nitrate), Arcadian and one or more unidentified parties (as producers of urea), and one or more unidentified makers of nitric acid are liable under various tort theories for unspecified property damages, business interruption losses, lost rent and other damages allegedly incurred by the Port Authority as a result of the World Trade Center explosion. Arcadian and the other defendants have removed the case to federal court in New Jersey. On February 7, 1997, the defendants filed a motion to dismiss the suit for failure to state a claim upon which relief could be granted. Although neither the Port Authority nor its subrogated insurers have alleged or otherwise revealed the amount of damages sought from Arcadian in the lawsuit, the Port Authority stated in an affidavit submitted to the court that as of April 9, 1996, the Port Authority had submitted to its insurers claims relating to the explosion totaling approximately $340 million, of which the insurers had paid approximately $160 million. Arcadian is unaware of any basis for liability and intends to vigorously defend the lawsuit.

  Stockholders Litigation

     Following the public announcement on August 7, 1996, of Arcadian's execution of a non-binding letter of intent concerning a potential business combination with Freeport-McMoRan Inc., five lawsuits were filed in Delaware state court on behalf of a purported class of all stockholders of Arcadian other than the defendants and their affiliates. Arcadian and some or all of its directors (including one former director, who was subsequently dismissed from the lawsuits) were named as defendants in the lawsuits. On September 5, 1996, following the public announcement of the proposed Merger (see Note 14) on September 3, 1996, an amended complaint (the "Amended Complaint") was filed in two of the five lawsuits. PCS is named as an additional defendant in the Amended Complaint, but PCS has not yet received service of process. The Amended Complaint alleges generally that the defendants acted improperly in causing Arcadian to enter into the Merger Agreement, and seeks an injunction preventing the Merger, unspecified monetary damages, and other relief. On September 16, 1996, the court signed an order consolidating all five lawsuits and ordering that the Amended Complaint serve as the complaint in the consolidated action.

     The defendants believe the lawsuit is without merit. Nevertheless, Arcadian and the other defendants have entered into a memorandum of understanding (the "Memorandum of Understanding") with the plaintiffs providing for the conditional settlement of the litigation. In so doing, the defendants denied that they violated the law and agreed to settle the suit solely to eliminate the burden and expense of any further litigation relating to the Merger. In the Memorandum of Understanding, Arcadian and PCS agreed to modify and enhance the terms of the Merger in certain respects. Arcadian and PCS also have agreed to pay the fees and expenses, if any, awarded by the court to the plaintiffs' counsel up to $450,000. The Memorandum of

                     ARCADIAN CORPORATION AND SUBSIDIARIES

Understanding provides that the parties will attempt in good faith to agree upon and enter into a stipulation of settlement of all claims asserted in the suit and all other claims, if any, arising out of or relating to the Merger (the "Stipulation"). The Stipulation will provide for, among other things, (a) the dismissal of all claims asserted in the lawsuit with prejudice; (b) class certification of a class of plaintiffs consisting of all persons other than defendants who owned Common Stock or Preferred Stock on August 7, 1996, and their successors in interest and transferees, immediate and remote, through and including the consummation of the Merger; and (c) the release by the plaintiffs of any and all claims relating to the Merger that they may have against the defendants and related persons. The release will not affect stockholders' appraisal rights. The consummation of the settlement is subject to certain conditions, including (a) the completion of confirmatory discovery by the plaintiffs to verify that the terms of the settlement are fair and reasonable;
(b) the approval of a stipulation of settlement by the Delaware court; and (c) the consummation of the Merger.

  DOJ Investigations

     In 1993, Arcadian learned that the Antitrust Division of the Department of Justice (the "DOJ") had initiated a grand-jury investigation of pricing practices in the explosives industry. In response to a subpoena issued in that investigation, Arcadian produced to the DOJ in 1994 and 1995 documents concerning ammonium nitrate sold to explosives manufacturers. In late 1996 and early 1997, Arcadian learned that the DOJ had begun contacting current and former Arcadian employees seeking information concerning Arcadian's pricing of ammonium nitrate in 1992. Arcadian is cooperating fully with the DOJ investigation and has been informed by the DOJ that, based on currently available information, neither Arcadian nor any of its current or former directors, officers and employees is a target of the investigation. Arcadian believes that neither it nor its employees have violated the antitrust laws and that the DOJ investigations are unlikely to result in a material adverse effect on Arcadian.

  Trinidad Operations

     Arcadian's Trinidad operations have entered into long-term natural gas contracts with a gas company in Trinidad. The contracts provide for prices which vary with ammonia market prices, escalating floor prices, and minimum purchase quantities.

  Ohio Operations

     BP Chemicals Inc. ("BPC") operates the Lima plant on behalf of Arcadian pursuant to a contract providing for the reimbursement of expenses incurred by BPC in providing such operating services.

  Environmental Matters

     In the normal course of business, Arcadian monitors its operations and makes expenditures for environmental protection. In addition, Arcadian's operations generally are subject to the environmental standards and regulations of various regulatory agencies. Environmental expenditures that related to current operations are expensed or capitalized as appropriate. Expenditures resulting from remediation of an existing condition caused by past operations are generally expensed. Liabilities are recognized for remedial activities when the efforts are probable and the cost is reasonably estimated.

     As of December 31, 1996, management has accrued for its known environmental liabilities, which are not considered to be material to Arcadian's financial condition or results of operations. While current and future environmental laws and regulations will potentially subject Arcadian to corrective costs and expenses, management is not aware of any such matters which it considers to be of a material nature.

                     ARCADIAN CORPORATION AND SUBSIDIARIES

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of financial instruments:

                                                          1996                            1995
                                              ----------------------------    ----------------------------
                                                CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                      SEE        AMOUNT        FAIR VALUE       AMOUNTS        FAIR VALUE
                                      NOTE    ($/MILLIONS)    ($/MILLIONS)    ($/MILLIONS)    ($/MILLIONS)
                                      ----    ------------    ------------    ------------    ------------
    Financial liabilities:
      Long-term debt................    5         $525            $545            $540            $575
      Natural gas derivatives.......   11         $ --            $ (3)             --              --

     The fair values for long-term debt are based on quoted market prices for similar issues or by discounting expected cash flows at the rates currently available for debt of similar terms and maturities. The fair values for natural gas derivatives are based on quoted market prices at the reporting date for those or similar instruments.

     The carrying amount of all other assets and liabilities not listed above approximate their estimated fair values.

(13) SUBSEQUENT EVENTS

  Cash Dividends and Distribution

     In January 1997, the Corporation declared a cash dividend on the Common Stock in the amount of $0.10 per share or approximately $4 million in the aggregate, and a cash distribution on the AAC Warrants of $0.10 per share of Common Stock purchasable upon exercise of the AAC Warrants or approximately $23,000 in the aggregate. The dividend on the Common Stock and the distribution on the AAC Warrants were paid on February 14, 1997, to holders of record at the close of business on February 3, 1997.

     In January 1997, the Corporation declared a cash dividend on the Preferred Stock in the amount of $.3682 per share or approximately $2 million in the aggregate. The dividend on the Preferred Stock was paid on February 14, 1997, to holders of record at the close of business on February 3, 1997.

(14) 1997 MERGER

     On September 2, 1996 Arcadian entered into an Agreement and Plan of Merger (the "Merger Agreement") with Potash Corporation of Saskatchewan Inc. ("PCS") and its wholly owned subsidiary, PCS Nitrogen Inc. ("PCS Nitrogen"). The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, PCS will acquire Arcadian through the merger of Arcadian with and into PCS Nitrogen (the "Merger"). In the Merger, subject to adjustment and to certain exceptions, each outstanding share of Common Stock, including shares resulting from the mandatory conversion of the Preferred Stock immediately prior to the Merger, will be converted into the right to receive $12.25 in cash and a fraction of a common share of PCS expected to have a market value of between $12.75 and $14.75 (collectively the "Merger Consideration"). Consequently, the Merger Consideration payable with respect to each outstanding share of Common Stock is expected to have a market value of between $25 and $27. The obligations of Arcadian and PCS to consummate the Merger are subject to various conditions, including the condition that the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, vote to approve the Merger Agreement. Arcadian plans to hold a special meeting of its stockholders (the "Special Meeting") on March 4, 1997, at which the stockholders will consider and vote upon the Merger Agreement. If the necessary stockholder vote is obtained and all other conditions to the Merger are satisfied or waived, Arcadian expects that the Merger will be consummated on March 6, 1997.

     In February 1997, PCS Nitrogen, Inc. commenced a tender offer to purchase for cash all of Arcadian's outstanding Senior Notes, together with a related consent solicitation to delete certain covenants in the

                     ARCADIAN CORPORATION AND SUBSIDIARIES
indenture governing the Senior Notes (collectively the "Senior Notes Tender Offer and Consent Solicitation"). The Senior Notes Tender Offer and Consent Solicitation is conditioned upon, among other things, the consummation of the 1997 Merger, and is expected to close on or about the consummation of the 1997 Merger.

     Immediately after an affirmative vote at the Special Meeting, Arcadian intends, at the request of PCS, to redeem all $185 million principal amount of its outstanding First Mortgage Notes pursuant to the note agreement governing the First Mortgage Notes (the "First Mortgage Notes Redemption"). The First Mortgage Notes Redemption will entail the payment by Arcadian of an additional make-whole premium of approximately $25 million to the holders of the First Mortgage Notes. Arcadian intends to pay the total cost of the First Mortgage Notes Redemption of approximately $210 million with funds obtained from existing cash.

(15) CASH FLOW SUPPLEMENTAL INFORMATION

     The following is supplemental cash flow information:

                                                                     DECEMBER 31,
                                                           --------------------------------
                                                            1996         1995        1994
                                                           ($000)       ($000)      ($000)
                                                           -------     --------     -------
    Interest paid........................................  $55,728     $ 63,976     $63,222
    Income taxes paid....................................   67,274       36,122       9,411
    Non-cash items:
      Capital contribution to joint venture in the form
         of property, plant and equipment................       --        3,662          --
      Exchange of preferred stock for junior subordinated
         debentures......................................       --           --      33,734
      Non-cash portion of merger consideration (issuance
         of preferred stock).............................       --      214,195          --
      Accrued dividends on preferred stock...............    2,040        5,085          --

(16) SUMMARIZED CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

     Summarized quarterly financial information for the years ended December 31, 1996 and 1995, is as follows:

                                           1ST         2ND         3RD         4TH
                                         QUARTER     QUARTER     QUARTER     QUARTER
                                          ($000)      ($000)      ($000)      ($000)
                                         --------    --------    --------    --------
1996
Net sales............................... $297,396    $344,322    $293,526    $378,759
Gross profit............................   87,430     101,816      60,397      98,679
Operating income........................   76,190      88,447      44,925      80,960
Net income..............................   41,030      51,634      23,236      44,965
Net income per common share(a).......... $   0.87    $   1.10    $   0.51    $   1.00
1995
Net sales............................... $340,838    $350,240    $269,523    $306,286
Gross profit............................   87,574     110,402      70,994      88,399
Operating income........................   71,638      97,382      54,205      69,116
Net income..............................   13,745      21,531      19,774      33,200
Net income per common share(a).......... $   0.83    $   1.28    $   0.58    $   0.71

---------------

(a) Net income per common share for each quarter has been computed based on the weighted average number of common and common equivalent shares during the respective quarter; therefore, quarterly amounts may not sum to the year totals.